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	Caesars Entertainment Corporation	Caesars Entertainment Corporation
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Caesars Entertainment Reports Fourth-Quarter and Full-Year 2013 Results

LAS VEGAS, March 11, 2014 - Caesars Entertainment Corporation (NASDAQ: CZR) today reported the following fourth-quarter and full-year 2013 results.

•	Recently announced asset sales to Caesars Growth Partners, LLC demonstrating the Company’s efforts to strengthen CEOC’s financial position and capital structure

•	Ongoing positive trends in F&B and hotel revenue in Las Vegas drove improved performance in 4Q of 2013

•	Successful completion of CGP LLC transaction in Nov 2013; CGP LLC Q4 results consolidated into Caesars Entertainment

•	CIE launched real money online gaming in New Jersey on Nov 26

•	Launched the LINQ at the end of Q4; on track to fully-open venue and unveil the High Roller in coming months

•	Strategic partnerships with Starwood Hotels & Resorts and Live Nation broaden and enrich hospitality experience

Summary of Financial Data
The table below highlights certain GAAP and non-GAAP financial measures:

	Three Months Ended December 31,		Percent Favorable/(Unfavorable)	Years Ended December 31,		Percent Favorable/(Unfavorable)
(Dollars in millions, except per share data)	2013	2012(7)		2013	2012(7)
Casino revenues (1)	$1,412.0	$1,487.3	(5.1)%	$5,808.8	$6,243.0	(7.0)%
Net revenues (1)	2,078.4	2,014.9	3.2%	8,559.7	8,580.4	(0.2)%
Loss from operations (1) (2) (3)	(1,864.2)	(353.4)	(427.5)%	(2,234.6)	(319.9)	(598.5)%
Loss from continuing operations, net of income taxes (1) (3)	(1,751.5)	(435.8)	(301.9)%	(2,909.8)	(1,388.2)	(109.6)%
Loss from discontinued operations, net of income taxes	(0.5)	(40.7)	98.8%	(30.0)	(114.6)	73.8%
Net loss attributable to Caesars (3)	(1,756.9)	(480.3)	(265.8)%	(2,948.2)	(1,508.1)	(95.5)%
Basic and diluted loss per share (4)	(12.83)	(3.84)	(234.1)%	(22.93)	(12.04)	(90.4)%
Property EBITDA (5)	386.4	441.4	(12.5)%	1,876.6	2,028.1	(7.5)%
Adjusted EBITDA (6)	406.3	420.1	(3.3)%	1,854.5	1,937.7	(4.3)%
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(1) - (7) See footnotes following Caesars Growth Partners LLC results later in this release.
Management Commentary
"During 2013 we invested significantly in our properties and executed a number of initiatives to enhance the company’s capital structure and better position the company for sustainable growth,” said Gary Loveman, chairman, chief executive officer and president of Caesars Entertainment Corporation. “The recently announced asset sale to Caesars Growth Partners further supports these objectives by increasing liquidity at our CEOC subsidiary and facilitating new investment in some of the assets.
“While the operating environment remained challenging in the fourth quarter, we are encouraged by volume and visitation trends in our core market of Las Vegas. We are excited about our prospects here fueled by organic growth and continued investments in hospitality assets, most notably the LINQ and the High Roller. Looking ahead, our efforts to improve the company’s capital structure remain a key priority as we build on our recent actions and leverage our operating and financial toolbox to create value. The asset sale is an important step in our ongoing efforts to improve the health of the CEOC subsidiary. The process to address CEOC’s condition is well underway, but will take quite some time to achieve. I am proud of the milestones we have reached to date and look forward to making much more progress.”

Basis of Presentation
In the fourth quarter of 2013, Caesars with its operating company, Caesars Entertainment Operating Company, Inc. (“CEOC”) consummated two transformational transactions, creating a new structure called Caesars Entertainment Resort Properties (“CERP”) and closing transactions that formed Caesars Growth Partners, LLC (“CGP LLC”), an entity that we consolidate as a variable interest entity.
The operating results of CEOC, CERP and CGP LLC presented later in this release cannot be added together to derive consolidated CEC results for the following reasons:

•
CERP results presented herein reflect intercompany lease income from Octavius Tower for all periods presented, even though it was only acquired by CERP in October 2013. As this income is also presented in CEOC (the owner of the Tower until its transfer to CERP) for periods prior to the sale, results would be duplicated without proper elimination;

•	CEOC results presented herein reflect the operating results of Planet Hollywood through the sale date in October 2013 and CGP LLC results include Planet Hollywood for all periods presented;

•	Eliminating and consolidating entries are not presented in the tables; and

•	CEC parent company operating results are not included.
In the discussion below, the words “Company”, “Caesars”, “Caesars Entertainment”, “we”, “our” and “us” refer to Caesars Entertainment and its consolidated entities, unless otherwise stated or the context requires otherwise.

Consolidated Financial Results
Fourth Quarter 2013 results compared with Fourth Quarter 2012
Net Revenues
Net revenues increased 3.2% compared with the prior year quarter, primarily due to the combination of increases in revenues of Caesars Interactive Entertainment, Inc. (“CIE”), increases in pass-through reimbursable management costs and a decrease in promotional allowances, partially offset by a decline in casino revenue.
Casino revenues declined $75.3 million, or 5.1%, compared with the prior year quarter, due to the continued impact of increased regional competition and continued softness in the domestic gaming market in certain U.S. regional markets outside of Nevada as well as the reduction of revenues resulting from the partial sale of our Conrad Punta del Este casino in Uruguay (“the Conrad”) in the second quarter 2013. Gaming volumes for table games were up, driven by strong results in the Las Vegas region. Slot volumes were slightly down, driven by regional weakness consistent with slot trends over the recent past. Additionally, revenues were negatively impacted by increases in certain variable marketing programs, such as REEL REWARDS, discounts, and free play, that are treated as reduction of revenue. On a consolidated basis, we experienced slightly favorable hold (the portion of aggregate slot wagers and table drop that are retained by the casino as win ("hold")) in 2013 compared with the prior year, driven by the Las Vegas properties.
On a consolidated basis, rooms revenue increased $17.4 million, or 6.4%, versus the prior year quarter, as a result of an increase in the average daily rate paid for rooms sold, excluding fully complimentary rooms (“cash ADR”) to $100 in 2013 from $85 in 2012, primarily attributable to resort fees, which were introduced in Las Vegas and other Nevada properties beginning in March 2013. Hotel occupancy decreased 0.8 percentage points to 83% in 2013.
Reimbursable management costs increased to $64.9 million from $23.6 million, when compared with the 2012 quarter, due to new managed properties, including Horseshoe Cincinnati, which opened in March 2013 and ThistleDown Racetrack in Ohio ("Thistledown Racino"), which commenced video lottery terminal operations in April 2013. Reimbursable management costs are presented on a gross basis as revenue and expense, thus resulting in no net impact on operating income.

Loss from Operations
Loss from operations was $1,864.2 million compared with $353.4 million in the prior year quarter, primarily due to higher non-cash intangible and tangible asset impairment charges, which totaled $1,963.3 million in 2013, as compared with $448.2 million in 2012. Aside from the change in impairment charges, loss from operations improved slightly by $4.3 million when compared with the same quarter in the prior year, primarily due to the decrease in depreciation expense.
During the fourth quarter 2013, several indicators arose that required us to assess our goodwill, intangible assets and tangible assets for impairment. These events included deteriorating market conditions in Atlantic City and potential changes in the expected useful life of certain of our property assets. Resulting impairments recorded were $1,963.3 million and consisted of $1,852.0 million of long lived tangible assets and $111.3 million of intangible asset impairments during the fourth quarter of 2013, compared with total impairments of $448.2 million, primarily related to long lived tangible assets, in the fourth quarter of 2012. We also wrote off our equity investment in Suffolk Downs in Massachusetts in the fourth quarter 2013.
Net Loss and EBITDA measures
Net loss attributable to Caesars was $1,756.9 million compared with $480.3 million in the 2012 quarter, mainly due to the pre-tax impairments discussed above, as well as a pre-tax $49.3 million increase in interest expense, and a pre-tax $47.3 million loss on early extinguishment of debt in 2013 compared with a pre-tax gain on extinguishment of debt of $56.5 million in 2012. Partially offsetting the increased net loss attributable to Caesars was the year over year change in loss from discontinued operations, which was a $0.5 million post-tax loss in 2013 compared with a $40.7 million post-tax loss in 2012 and the income tax benefit of the loss. Casino revenues were 67.9% of net revenue in the 2013 quarter as compared to 73.8% in the 2012 quarter. These factors are further described in "Additional Financial Information" that follows herein.
Property EBITDA decreased $55.0 million, or 12.5%, compared with the prior year quarter as a result of the income impact of lower casino revenues and the sale of Harrah's St. Louis. Adjusted EBITDA decreased $13.8 million, or 3.3%. Further details on these non-GAAP financial measures follow herein.
Year ended December 31, 2013 compared with December 31, 2012
Net Revenues
Net revenues were relatively unchanged in 2013 from 2012 as a $434.2 million decrease in casino revenues was largely offset by increases in pass-through reimbursable management costs, rooms, food and beverage, and other revenues, coupled with lower promotional allowances. Net revenues attributable to CIE increased from the prior year due to the combination of the Buffalo Studios acquisition and continued strength in the social and mobile games business. Las Vegas rooms and food and beverage revenues grew as a result of our increased investment in hospitality offerings in this market.
Casino revenues declined in large part due to the continued weakness seen in Atlantic City resulting from increased regional competition. Continued softness in the domestic gaming market in certain other U.S. regional markets outside of Nevada has also negatively impacted casino revenues, as has the sale of the Conrad. Slot volumes were down in virtually all domestic markets, while table volumes were relatively strong, primarily driven by baccarat in Las Vegas. Casino revenues were also negatively affected by increased variable marketing programs, notably in the fourth quarter. On a consolidated basis, we experienced unfavorable hold in 2013 compared with 2012.
On a consolidated basis, rooms revenue increased $14.1 million, or 1.2%, and cash ADR increased by 9% to $99 in 2013 from $91 in 2012, primarily from the March 2013 introduction of resort fees at our Nevada properties. Occupancy rates decreased 2.0 percentage points to 88% in 2013.
Reimbursable management costs increased to $268.1 million from $67.1 million, when compared with the prior year, related to new managed properties, including Horseshoe Cleveland, which opened in May 2012, Horseshoe Cincinnati which opened in March 2013, ThistleDown Racino, which commenced video lottery terminal operations in April 2013, and the Caesars Windsor management company, which we are now consolidating since increasing our ownership in the management company from 50% to 100% in June 2012. Reimbursable management costs are presented on a gross basis as revenue and expense, thus resulting in no net impact on operating income.
Loss from Operations
Loss from operations was $2,234.6 million, compared with $319.9 million in 2012. During the year several indicators arose that required us to test our goodwill, intangible assets and tangible assets for impairment. During the year, we recorded impairments of tangible assets of $2,564.7 million, intangible assets of $349.9 million, and goodwill of $104.3 million in 2013, for a total of $3,018.9 million, compared with total impairments of $1,074.2 million in 2012.

Loss from operations also worsened due to the income impact of the decline in casino revenues, the write-off of our investment in Suffolk Downs in Massachusetts, and a $52.9 million charge for a contingent earnout liability in 2013 related to the Buffalo Acquisition. These items were partially offset by a $149.2 million decrease in depreciation expense resulting from assets that became fully depreciated early in the first quarter 2013.
Net Loss and EBITDA measures
Net loss attributable to Caesars was $2,948.2 million, compared with $1,508.1 million in 2012. In addition to the factors described above, 2013 net loss results include a $152.7 million increase in interest expense, partially offset by an $84.6 million favorable change in the loss from discontinued operations, net of income taxes, and a gain of $44.1 million related to the sale of 45% of Baluma S.A., which owns and operates the Conrad. Additionally, loss on early extinguishment of debt was $29.8 million in 2013 compared with a gain on early extinguishment of debt of $136.0 million in 2012, driving an unfavorable change of $165.8 million. Casino revenues were 67.9% of net revenue in 2013 as compared to 72.8% in 2012. These factors are further described in "Additional Financial Information" that follows herein.
Property EBITDA decreased $151.5 million, or 7.5%, primarily driven by the income impact of the decline in casino revenues and the sale of Harrah's St. Louis. Adjusted EBITDA decreased $83.2 million, or 4.3%. Further details on these non-GAAP financial measures follow herein.
Regional Operating Results - Consolidated
To provide more meaningful information than would be possible on either a consolidated basis or an individual property basis, the Company's casino properties and other operations have been grouped into four regions. Operating results for each of the regions, irrespective of which structure the properties belong, are provided below.
Las Vegas

	Three Months Ended December 31,		Percent Favorable/(Unfavorable)	Years Ended December 31,		Percent Favorable/(Unfavorable)
(Dollars in millions)	2013	2012		2013	2012
Net revenues	$799.4	$742.6	7.6%	$3,070.4	$3,029.9	1.3%
Income from operations	150.2	118.4	26.9%	527.2	428.7	23.0%
Property EBITDA (5)	235.2	216.7	8.5%	866.1	806.3	7.4%
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Las Vegas properties include Bally's Las Vegas, Caesars Palace, The Cromwell (formerly known as Bill's Gamblin' Hall & Saloon), Flamingo Las Vegas, Harrah's Las Vegas, Paris Las Vegas, Planet Hollywood Resort & Casino, The Quad Resort & Casino ("The Quad"), and Rio All-Suites Hotel & Casino.
Fourth Quarter 2013 results compared with Fourth Quarter 2012
Net revenues increased $56.8 million, or 7.6%, compared with the 2012 quarter, primarily driven by growth in rooms and food and beverage revenue, which benefited from resort fees and new venues, respectively. Casino revenues remained flat compared with 2012 due to favorable Las Vegas hold that was largely offset by the revenues impact of variable marketing programs.
Rooms revenues increased $16.2 million, or 8.8%, compared with the prior year quarter. Resort fees, introduced in March 2013, contributed to a 19.5% increase in cash ADR to $105 in 2013 from $88 in 2012. Occupancy declined by 3.6 percentage points to 88% in 2013. This decrease was primarily due to lower group business and the disruption caused by construction activities related to the LINQ project and the Quad renovation.
Food and beverage revenues increased $10.1 million, or 5.2%, compared with the prior year due to the addition of several new restaurant offerings such as Nobu at Caesars Palace and the Gordon Ramsay-branded restaurants at Caesars Palace, Paris, and Planet Hollywood.
Income from operations increased $31.8 million, or 26.9%, as a result of the positive impacts of the increase in net revenues discussed above and a decrease in depreciation expense when compared to the prior quarter. These factors were partially offset by an increase in property operating expenses, primarily related to increased information technology and marketing expenses compared to the prior year quarter.
Additionally, property EBITDA was $235.2 million compared with $216.7 million in 2012, an increase of $18.5 million. Further details on this non-GAAP financial measure follow herein.

Year ended December 31, 2013 compared with December 31, 2012
Net revenues increased 1.3% compared with 2012 on increases in rooms, food and beverage and other revenues, which were largely offset by the decline in casino revenues of $72.2 million, or 4.4%, compared with the prior year. Casino revenues in 2013 were affected by increased variable marketing programs and unfavorable hold when compared with 2012, while gaming volumes remained flat year over year.
Food and beverage revenues increased $55.0 million, or 6.9%, due to the addition of several new restaurants including Bacchanal Buffet at Caesars Palace as well as the new restaurant offerings described in the quarterly discussion above.
Rooms revenues increased $30.5 million, or 3.9%, primarily from resort fees, which contributed to an increase in cash ADR to $102 in 2013 from $92 in 2012. However, the region's occupancy declined 2.5 percentage points to 92% in 2013, primarily due to lower group business.
Income from operations increased $98.5 million, or 23.0%, primarily due to the net revenue increases described above and decreases in casino expenses and depreciation expense.
Property EBITDA increased $59.8 million, or 7.4%, mainly due to the income impact of higher net revenues. Further details on this non-GAAP financial measure follow herein.

Atlantic Coast

	Three Months Ended December 31,		Percent Favorable/(Unfavorable)	Years Ended December 31,		Percent Favorable/(Unfavorable)
(Dollars in millions)	2013	2012		2013	2012
Net revenues	$334.0	$335.1	(0.3)%	$1,520.9	$1,681.3	(9.5)%
Loss from operations	(1,909.3)	(477.0)	(300.3)%	(2,405.3)	(394.6)	(509.6)%
Property EBITDA (5)	11.3	28.8	(60.8)%	203.4	265.6	(23.4)%
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Atlantic Coast properties include Bally's Atlantic City, Caesars Atlantic City, Harrah's Atlantic City, Harrah's Philadelphia, Horseshoe Baltimore and Showboat Atlantic City.
Fourth Quarter 2013 results compared with Fourth Quarter 2012
Net revenues in the fourth quarter 2013 were relatively unchanged compared with the prior year quarter during which Hurricane Sandy closed our properties for five days in Atlantic City and two days in Philadelphia, significantly reducing revenues in the 2012 quarter. Additionally, the Atlantic Coast properties continue to be negatively affected by the competitive environment in the region, which has caused a decline in visitation to its properties. Casino revenues declined $10.8 million, or 3.7%, in 2013, compared with the prior year quarter, offset by increases in food and beverage and rooms revenues. Casino revenues declined due to increased spending on variable marketing programs, partially offset by the impact of higher slot volumes and favorable hold in 2013 compared with the prior year quarter.

Loss from operations was $1,909.3 million compared with $477.0 million in the prior year, a worsening of $1,432.3 million, primarily due to tangible and intangible asset impairment charges of $1,885.9 million in 2013 compared with $450.0 million in the 2012 quarter. Aside from the impairment charges, loss from operations remained relatively unchanged as a $17.7 million decrease in depreciation expense was largely offset by increased property operating expenses related to increased marketing spend and property taxes.
Property EBITDA in the region declined $17.5 million, or 60.8%, in 2013 compared with the prior year as a result of lower casino revenues and increases in property operating expenses. Further details on this non-GAAP financial measure follow herein.
Year ended December 31, 2013 compared with December 31, 2012
Net revenues decreased $160.4 million, or 9.5%, compared with 2012, primarily due to the decline in casino revenues of $157.0 million, or 11.0%, as a result of the continued decline in gaming volumes in this region compared with 2012, while hold remained relatively flat. The region continues to be affected by ongoing competitive pressure, and visitation to the region's properties has not recovered following Hurricane Sandy in the fourth quarter 2012.

Loss from operations was $2,405.3 million in 2013 compared with $394.6 million in 2012, primarily due to tangible and intangible asset impairment charges totaling $2,444.5 million compared with $450.0 million in 2012, combined with the income impact of lower net revenues. Property operating expenses in 2013 were lower than in the prior year as a result of decreases in costs attributable to our cost savings initiatives, and depreciation expense declines of $48.5 million.
Property EBITDA declined $62.2 million, or 23.4%, due to the income impact of lower revenues, partially offset by the decline in property operating expense. Further details on this non-GAAP financial measure follow herein.
We expect the region will continue to be challenged as a result of the competitive pressures. We continue to consider our participation strategies in this region to better align capacity with demand.
Other U.S

	Three Months Ended December 31,		Percent Favorable/(Unfavorable)	Years Ended December 31,		Percent Favorable/(Unfavorable)
(Dollars in millions)	2013	2012		2013	2012
Net revenues	$681.9	$715.5	(4.7)%	$2,924.0	$3,048.8	(4.1)%
Income from operations	95.1	149.6	(36.4)%	56.6	33.2	70.5%
Property EBITDA (5)	135.2	164.3	(17.7)%	658.0	729.4	(9.8)%
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Other U.S. properties include Grand Biloxi Casino, Harrah's Council Bluffs, Harrah's Joliet, Harrah's Lake Tahoe, Harrah's Laughlin, Harrah's Metropolis, Harrah's New Orleans, Harrah's North Kansas City, Harrah's Reno, Harrah's Tunica, Harveys Lake Tahoe, Horseshoe Bossier City, Horseshoe Council Bluffs, Horseshoe Hammond, Horseshoe Southern Indiana, Horseshoe Tunica, Louisiana Downs and Tunica Roadhouse Hotel and Casino.
Fourth Quarter 2013 results compared with Fourth Quarter 2012
Net revenues decreased by $33.6 million, or 4.7%, from the 2012 quarter, reflecting the persistent softness in the regional markets as noted across the industry in recent quarters, primarily attributable to lower visitation, increased regional competition and severe weather in December 2013 across the Midwest. Additionally, casino revenue declines of $40.3 million reflect the factors mentioned plus unfavorable hold.
Income from operations was $95.1 million compared with $149.6 million in the prior year, a decrease of $54.5 million, or 36.4%. In addition, declines in casino revenue discussed above reduced income from operations but was partially offset by an $18.0 million decrease in depreciation expense. In 2013, we reduced our preliminary impairment charges by a net $9.8 million compared to the net $50.8 million reduction in the 2012 quarter, largely due to the changes in estimates in our preliminary third quarter impairment charge in each of the two years.
Property EBITDA declined $29.1 million, or 17.7%, compared with the prior year quarter primarily due to the income impact of declines in revenues. Further details on this non-GAAP financial measure follow herein.
Year ended December 31, 2013 compared with December 31, 2012
Net revenues declined $124.8 million, or 4.1%, in 2013 compared with the prior year, primarily attributable to lower visitation to the region's properties, driven by competition in the regional markets and the persistent softness in the regional markets as noted above. Casino revenue declined $126.9 million as a result of unfavorable hold and weaker slot volumes compared with 2012, while table games volumes increased slightly.
Income from operations improved $23.4 million, or 70.5%, as a result of reductions in property operating expenses related to lower variable costs and a $45.4 million decrease in depreciation expense. Write-downs, reserves, and project opening costs, net of recoveries were $9.4 million in 2013 compared with $39.3 million in 2012, improving 2013 income from operations by $29.9 million. Additionally, non-cash impairment charges were $389.2 million in 2013 compared with $408.7 million in 2012.
Property EBITDA declined $71.4 million, or 9.8%, compared with prior year mainly due to the income impact of lower revenues. Further details on this non-GAAP financial measure follow herein.
Certain markets in the Other U.S. region have been challenged by new competition, while others have been challenged by lower visitation trends over time. We continue to evaluate our participation strategies in certain markets to better align capacity with demand.

Managed, International and Other

	Three Months Ended December 31,		Percent Favorable/(Unfavorable)	Years Ended December 31,		Percent Favorable/(Unfavorable)
(Dollars in millions)	2013	2012		2013	2012
Net revenues
Managed	$76.7	$27.5	178.9%	$318.5	$89.5	255.9%
International	85.8	121.5	(29.4)%	366.3	455.2	(19.5)%
Other	100.6	72.7	38.4%	359.6	275.7	30.4%
Total net revenues	$263.1	$221.7	18.7%	$1,044.4	$820.4	27.3%
Income/(loss) from operations
Managed	$5.0	$4.0	25.0%	$20.4	$7.0	191.4%
International	(2.4)	4.1	(158.5)%	20.8	30.9	(32.7)%
Other	(202.8)	(152.6)	(32.9)%	(454.3)	(425.1)	(6.9)%
Total loss from operations	$(200.2)	$(144.5)	(38.5)%	$(413.1)	$(387.2)	(6.7)%
Managed properties include companies that operate three Indian-owned casinos, as well as Horseshoe Cleveland, Horseshoe Cincinnati, Caesars Windsor, and ThistleDown Racino since August 2012, when the racetrack was contributed to Rock Ohio Caesars, LLC, a joint venture in which Caesars holds a 20% ownership interest. Reimbursable management costs are presented on a gross basis as revenue and expense, thus resulting in no net impact on results.
In March 2013, the Company closed the Alea Leeds casino in England and its operating results have been classified as discontinued operations for all periods presented and are excluded from the table above.
In May 2013, the Company sold 45% of its equity interest in the Conrad, and as a result of this transaction, no longer consolidates this property's results of operations, but instead accounts for it as an equity method investment. The above table includes the consolidated results of the Conrad through May 31, 2013, and the equity method income or loss from operations beginning June 1, 2013.
In November 2013, we completed the sale of all of the equity interests of the subsidiaries that held the Macau Land Concession. As a result, the related operating results have been classified as discontinued operations for all periods presented and are excluded from the table above.
Other is comprised of corporate expenses, including administrative, marketing, and development costs, income from certain non-consolidated affiliates and the results of CIE. CIE is a majority owned subsidiary of CGP LLC, which is consolidated into our financial statements and whose results are presented later in this release.
Fourth Quarter 2013 results compared with Fourth Quarter 2012
Reimbursable management costs increased $39.5 million, compared with the 2012 quarter, due to new managed properties opening in 2013 in Ohio, including Horseshoe Cincinnati and ThistleDown Racino near Cleveland. Net revenues in the international region declined $35.7 million, or 29.4%, in 2013 compared with the prior year quarter, primarily as a result of the Conrad sale impact.
Other loss from operations was $202.8 million in 2013 compared with $152.6 million in the prior year. This change was primarily due to a $101.9 million write-off of our investment in Suffolk Downs in Massachusetts in the fourth quarter 2013.
Year ended December 31, 2013 compared with December 31, 2012
Increases in reimbursable management costs relate to new managed properties described above and our consolidation of Caesars Windsor management company since increasing our ownership of the management company from 50% to 100% in June 2012. Net revenues in the international region declined $88.9 million, or 19.5%, in 2013 compared with the prior year, primarily as a result of the Conrad sale, which resulted in a $73.8 million decrease in net revenues, combined with net revenue declines at our London Clubs properties in 2013 due to competitive pressures.
Other loss from operations was $454.3 million in 2013, compared with $425.1 million the prior year. This change was primarily due to a $101.9 million write-off of our investment in Suffolk Downs in Massachusetts as mentioned above, partially offset by improvement in operating results of CIE and a $33.6 million decrease in corporate expense.

Additional Financial Information
Interest Expense
During the fourth quarter 2013, interest expense increased by $49.3 million, or 9.4%, to $575.3 million from $526.0 million from in the 2012 quarter, primarily due to higher interest rates as a result of CEOC's February 2013 9.0% senior secured notes offering, the proceeds of which were used to repay a portion of lower interest rate term loans on CEOC's credit facilities, as well as with higher CEOC debt balances and increases in rates on the CERP financing, which closed in the fourth quarter 2013. Interest expense for fourth quarter 2013 includes $6.6 million of expenses related to derivatives not designated as accounting hedges. Interest expense for fourth quarter 2012 includes (i) $2.5 million of expenses related to derivatives not designated as accounting hedges and (ii) $7.2 million of expense due to amortization and reclassification of losses on derivative instruments from Accumulated Other Comprehensive Loss ("AOCL").
During the year ended December 31, 2013, interest expense increased $152.7 million, or 7.3%, from 2012 primarily due to higher interest rates as a result of CEOC's February 2013 9.0% senior secured notes offering, the extension of the maturities of CEOC debt, as well as higher CEOC debt balances and rates on the CERP financing closed in 2013. Interest expense for 2013 includes (i) $34.4 million of expenses related to derivatives not designated as accounting hedges and (ii) $4.0 million of expense due to amortization and reclassification of deferred losses on derivative instruments from AOCL. Interest expense for 2012 includes (i) $140.0 million of expenses related to derivatives not designated as accounting hedges and (ii) $28.4 million of expense due to amortization and reclassification of deferred losses on derivative instruments from AOCL.
Gain/(Loss) on Early Extinguishment of Debt
During the fourth quarter 2013, we recognized a $47.3 million loss on early extinguishment of debt. The loss was primarily related to the CERP refinancing. During the fourth quarter 2012, we repurchased $165.0 million face value of CMBS Loans for $107.3 million, recognizing a net gain on early extinguishment of debt of $56.5 million.
During the year ended December 31, 2013, we recognized a loss on early extinguishment of debt of $29.8 million, primarily related to the CERP refinancing and additional charges from the repurchase of debt under the CEOC Credit Facility in the first and third quarters of 2013, partially offset by third quarter gains on extinguishment of debt related to purchases of CMBS Loans. During 2012, we recognized a net gain on early extinguishment of debt of $136.0 million, primarily due to the purchase of $367.3 million face value of CMBS debt for $229.3 million.

Gain on partial sale of subsidiary

In connection with the sale of 45% of our interest in the Conrad, we recognized a gain of $44.1 million in the second quarter 2013. There was no comparable amount in the prior year.

Benefit for Income Taxes

The effective tax rate benefit for the fourth quarter 2013 and 2012 was 29.4% and 46.6%, respectively.  The decrease in the 2013 effective tax rate benefit is primarily due to deferred tax implications of the CGP LLC transaction in 2013, the change in our federal valuation allowance, and a larger tax benefit from the reversal of uncertain tax positions in 2012.

The effective tax rate benefit for 2013 and 2012 was 34.7% and 38.5%, respectively. The 2013 effective rate benefit was primarily impacted by the tax benefits from a capital loss resulting from a tax election made for U.S. federal income tax purposes and the reversal of uncertain tax positions offset by the change in our federal valuation allowance and the deferred tax implications of the CGP LLC transaction in 2013. The 2012 effective tax rate benefit was primarily impacted by the tax benefit from the reversal of uncertain tax positions offset by the tax effects of nondeductible goodwill impairments.
Loss from discontinued operations, net of income taxes
During the fourth quarter 2013, loss from discontinued operations, net of income taxes was $0.5 million compared with $40.7 million in 2012, primarily related to the fourth quarter 2012 sale of the Harrah's St. Louis casino.
During the year ended December 31, 2013, loss from discontinued operations, net of income taxes was $30.0 million, primarily comprised of charges totaling $21.5 million for exit activities and the write-down of intangible and tangible assets related to the March 4, 2013 closure of the Alea Leeds casino and net write-downs of $5.8 million related to our land concession in Macau. During the year ended December 31, 2012, loss from discontinued operations, net of income taxes was $114.6 million and included a $101.0 million non-cash tangible asset impairment charge related to our land concession in Macau.

Cost-Savings Initiatives
The Company has undertaken comprehensive cost-reduction efforts to manage expenses with current business levels. We estimate that our cost-savings programs produced $7.2 million and $12.1 million in incremental cost savings for the fourth quarter and full year 2013, respectively, compared with the same periods in 2012. Additionally, as of December 31, 2013, the Company expects that these and other identified new cost-savings programs will produce further annual cost-savings of $91.4 million, based on the full implementation of current projects that are in process. As the Company realizes savings or identifies new cost-reduction activities, this amount will change.
Recent Developments
Golden Nugget. On February 11, 2014, we permanently closed our Golden Nugget casino in England.
Sale of Properties from CEOC to CGP LLC. On March 1, 2014, we executed a definitive agreement to sell Bally’s Las Vegas, The Cromwell, The Quad and Harrah’s New Orleans to CGP LLC for a purchase price of $2,200.0 million, including assumed debt of $185.0 million, and committed project capital expenditures of $223.0 million, resulting in anticipated cash proceeds to CEOC of approximately $1,800.0 million.

CEOC Results
During the fourth quarter of 2013, the Company determined that certain amounts related to intercompany insurance premiums within CEOC's unaudited Consolidated Condensed Balance Sheets as of December 31, 2013 and 2012, and its unaudited Consolidated Condensed Statements of Operations and unaudited Consolidated Condensed Statements of Cash Flows for the years ended December 31, 2013 and 2012 were improperly eliminated. The amounts were determined to be immaterial to prior periods; however, correcting this error in the fourth quarter would have been material to the fourth quarter results of operations. Accordingly, we have recast prior CEOC results to reflect the intercompany insurance premiums properly in all prior periods. CEC results, on a consolidated basis, were not affected by this error. In addition, we changed our accounting methods associated with accounting for income taxes on a standalone presentation basis and pension accounting. Once recasting for the prior period error described above, we are obligated to recast for all known immaterial errors in prior periods. On a recasted basis, we remained in compliance with the senior secured leverage ratio covenant under the CEOC credit agreement at each reporting period, including and up to December 31, 2013.
Due to CEOC's continuing involvement with the LINQ and Octavius Tower, CEOC continues to consolidate the related net assets and income statement impacts into CEOC's financial results subsequent to the transfer of these properties to CERP in October 2013, which is reflected in the tables below. Management believes the Non-GAAP measures presented below are helpful to investors because the LINQ and Octavius Tower are not legally owned by CEOC. Reconciliation of Property EBITDA and Adjusted EBITDA to the most closely related GAAP financial measure is presented later in this release.
CEOC is our wholly owned operating subsidiary that conducts a significant part of our business operations. The following is being provided as supplementary financial information. Full CEOC results will be provided in a report on Form 8-K subsequent to filing Caesars’ Annual Report on Form 10-K ("Form 10-K") in March 2014.

	Three Months Ended December 31,
	2013			2012
(Dollars in millions)	CEOC Financial Information	Linq/Octavius(b)	CEOC Adjusted	CEOC Financial Information
Net revenues	$1,497.1	$3.2	$1,493.9	$1,577.3
Loss from operations	(869.8)	(4.3)	(865.5)	(343.9)
Loss from continuing operations, net of income taxes	(1,046.9)	(9.2)	(1,037.7)	(458.4)
Loss from discontinued operations, net of income taxes	(0.5)	—	(0.5)	(45.1)
Net loss attributable to CEOC	(1,049.0)	(9.2)	(1,039.8)	(506.2)
Property EBITDA (a)	271.9	5.6	266.3	349.9
Adjusted EBITDA (a)	276.3	5.6	270.7	321.3

	Years Ended December 31,
	2013			2012
(Dollars in millions)	CEOC Financial Information	Linq/Octavius(b)	CEOC Adjusted	CEOC Financial Information
Net revenues	$6,314.3	$3.2	$6,311.1	$6,533.0
Loss from operations	(1,423.4)	(4.3)	(1,419.1)	(495.8)
Loss from continuing operations, net of income taxes	(2,859.5)	(9.2)	(2,850.3)	(1,568.5)
Loss from discontinued operations, net of income taxes	(11.7)	—	(11.7)	(132.9)
Net loss attributable to CEOC	(2,875.5)	(9.2)	(2,866.3)	(1,705.8)
Property EBITDA (a)	1,327.8	5.6	1,322.2	1,532.6
Adjusted EBITDA (a)	1,263.6	5.6	1,258.0	1,411.1
____________________
(a)     Reconciliation of Property EBITDA and Adjusted EBITDA to Net income is presented below.
(b)    Amounts represent GAAP adjustments related to the LINQ and the Octavius Tower operations subsequent to their sale to CERP in October 2013.

CERP Results
CERP was formed as a result of refinancing transactions which closed in October 2013.
CERP results include:

•	Harrah’s Atlantic City, Harrah’s Las Vegas, Harrah’s Laughlin, Flamingo Las Vegas, Paris Las Vegas, and Rio All-Suite Hotel and Casino, collectively the former CMBS properties;

•	Lease income of Octavius Tower for all periods presented (paid by CEOC), even though it was only contributed to CERP in October 2013;

•	Operating results from the LINQ, which partially opened in late December 2013;

•	Operating results from the High Roller observation wheel, which will begin operations in 2014; and

•	Lease income of O’Sheas casino (paid by CEOC) beginning in 2014.
The Company believes it is meaningful to provide information on the combined results of operations of CERP which are summarized below. CERP's Supplemental Information and Reconciliation of Net Income/(Loss) Attributable to CERP to Adjusted EBITDA can be found later in this release. Full CERP results will be provided separately in a report on Form 8-K subsequent to filing Caesars’ Form 10-K.

	Three Months Ended December 31,		Percent Favorable/ (Unfavorable)	Years Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2013	2012		2013	2012
Casino revenues	$262.3	$269.2	(2.6)%	$1,128.6	$1,192.7	(5.4)%
Net revenues	462.8	452.0	2.4%	1,978.8	2,002.9	(1.2)%
Income from operations (2)	(992.2)	12.9	*	(803.3)	161.1	*
Net income/(loss)	(712.3)	6.8	*	(654.7)	43.4	*
Property EBITDA (5)	104.0	106.5	(2.3)%	530.1	516.3	2.7%
Adjusted EBITDA (6)	94.8	88.3	7.4%	493.2	449.5	9.7%
_______________________
* Not meaningful
Caesars Growth Partners Results
As previously disclosed, Caesars Acquisition Company (“CAC”) was formed to own 100% of the voting membership units in CGP LLC. In October 2013, Caesars and its subsidiaries, CAC and CGP LLC consummated a transaction in which Caesars acquired all of the non-voting units of CGP LLC in exchange for certain consideration. Our interests in CGP LLC constitute variable interests and CGP LLC is a variable interest entity which we are required to consolidate.
The financial statement information for the year ended December 31, 2012 and for the period from January 1, 2013 through October 21, 2013 does not reflect the impacts of the October 21, 2013 formation transaction, including the recording of non-controlling interest or the determination of taxes in accordance with the LLC structure of CGP LLC. Instead, this financial information presents the combination of the assets and entities that were purchased by or contributed to CGP LLC for the periods presented as that financial information was initially recorded in the underlying accounting records of Caesars Entertainment.
The financial statement information for the period from October 22, 2013 through December 31, 2013 reflects the financial statements of CGP LLC on a consolidated basis, giving regard to all impacts of the formation transaction. Full CGP LLC results will be provided separately in CAC's Form 10-K.

	Consolidated	Combined
(In millions)	October 22, 2013 through December 31, 2013	January 1, 2013 through October 21, 2013	Year Ended December 31, 2012
Interactive entertainment net revenues	$74.0	$242.6	$207.7
Casino properties and developments net revenues	67.7	270.2	303.7
Total net revenues	141.7	512.8	511.4
Income/(loss) from operations (7)	(152.5)	43.8	88.5
Property EBITDA (5)	14.6	130.4	130.3
Adjusted EBITDA (6)	32.8	145.9	145.3

CGP LLC's Supplemental Information and Reconciliation of Net Income/(Loss) Attributable to CGP to Adjusted EBITDA can be found later in this release.
____________________

(1)
Casino revenues, net revenues, loss from operations, and loss from continuing operations, net of income taxes for all periods presented in the table above exclude the results of Harrah's St. Louis casino (sold in November 2012), Alea Leeds casino (closed in March 2013), and the subsidiaries that held the Company's land concession in Macau because all of these are presented as discontinued operations.

(2)
Income/(loss) from operations for Caesars includes intangible and tangible asset impairment charges of $1,963.3 million and $448.2 million, for the three months ended December 31, 2013 and 2012, respectively, and includes intangible and tangible asset impairment charges of $3,018.9 million and $1,074.2 million for the year ended December 31, 2013 and 2012, respectively. Income from operations for CEOC includes intangible and tangible asset impairment charges of $935.3 million and $439.7 million, for the three months ended December 31, 2013 and 2012, respectively and includes intangible and tangible asset impairment charges of $1,963.6 million and $1,054.1 million for the year ended December 31, 2013 and 2012, respectively. Income from operations for CERP includes intangible and tangible asset impairment charges of $1,028.0 million for the three months ended December 31, 2013, and includes intangible and tangible asset impairment charges of $1,057.9 million and $3.0 million for the year ended December 31, 2013 and 2012, respectively. For the three months ended December 31, 2012, there were no intangible and tangible asset impairment charges.

(3)
In the fourth quarter 2013, we elected to change our method of accounting for our defined benefit pension plan in the United Kingdom from a method which defers actuarial gains and losses to a method which recognizes them immediately in income or loss. This change in accounting principle has been retrospectively applied, such that prior CEC and CEOC results have been recast to reflect this change. The impact of this change was immaterial to year over year results of operations.

(4)
Basic and diluted loss per share for Caesars for the periods shown includes loss per share from discontinued operations, net of income taxes was $0.33 per share in the three months ended December 31, 2012. In the three months ended December 31, 2013, there was no loss per share from discontinued operations, net of income taxes. Loss per share from discontinued operations, net of income taxes was $0.23 per share and $0.92 per share for the year ended December 31, 2013 and 2012, respectively.

(5)
Property EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this release. Property EBITDA is included because the Company's management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.

(6)
Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this release. Adjusted EBITDA is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. Adjusted EBITDA does not include the Pro Forma effect of adjustments related to properties, yet-to-be-realized cost savings from the Company's profitability improvement programs, discontinued operations and LTM Adjusted EBITDA-Pro Forma of CEOC's unrestricted subsidiaries. Adjustments also include 100% of Baluma S.A. (Punta del Este) adjusted EBITDA.

(7)
Loss from operations for the period from October 22, 2013 through December 31, 2013 was $152.5 million. This amount includes $138.7 million of expense resulting from contingently issuable equity associated with the CIE earn-out calculation related to transactions establishing CGP LLC. As this liability is associated with units to be issued to a subsidiary of Caesars Entertainment, this expense is eliminated upon consolidation of CGP LLC into Caesars Entertainment.

Liquidity
Each of the structures comprising Caesars Entertainment’s consolidated financial statements have separate debt agreements with related restrictions on usage of their capital resources. CGP LLC is a variable interest entity that is consolidated by Caesars Entertainment. CAC is the managing member of CGP LLC and therefore controls all decisions regarding liquidity and capital resources of CGP LLC.

(Dollars in millions)	December 31, 2013
	CEOC	CERP	CGP LLC	Parent
Cash, cash equivalents, and short term investments (1)	$1,438.2	$181.3	$991.9	$159.8
Revolver capacity (2)	215.5	269.5	—	—
Less: Revolver capacity committed to letters of credit	(100.5)	—	—	—
Total Liquidity	$1,553.2	$450.8	$991.9	$159.8
____________________
(1) Excludes restricted cash.
(2) As of December 31, 2013, the CEOC revolver provided capacity up to $215.5 million, however $109.4 million of that revolver capacity matured on January 28, 2014 and available capacity is $106.1 million before the letter of credit commitments.
Conference Call Information
Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 2 p.m. Pacific Time Tuesday, March 11, 2014, to review its fourth-quarter results. The call will be accessible in the Investor Relations section of www.caesars.com.
If you would like to ask questions and be an active participant in the call, you may dial (877) 637-3676, or (832) 412-1752 for international callers, and enter Conference ID 36895079 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company's website for 90 days after the event.
About Caesars
Caesars Entertainment Corporation is the world's most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Since its beginning in Reno, Nevada, 75 years ago, Caesars has grown through development of new resorts, expansions and acquisitions and now operates casinos on three continents. The Company's resorts operate primarily under the Caesars®, Harrah's® and Horseshoe® brand names. Caesars also owns the London Clubs International family of casinos. Caesars is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. The Company is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.
Forward Looking Information
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the impact of the Company's substantial indebtedness and the restrictions in the Company's debt agreements;

•	access to available and reasonable financing on a timely basis, including the ability of the Company to refinance its indebtedness on acceptable terms;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from cost savings programs;

•
changes in the extensive governmental regulations to which the Company and its stockholders are subject, and changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the ability of the Company's customer-tracking, customer loyalty, and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	the effects of competition, including locations of competitors and operating and market competition;

•	the ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the ability to timely and cost-effectively integrate companies that the Company acquires into its operations;

•	the potential difficulties in employee retention and recruitment as a result of the Company's substantial indebtedness or any other factor;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•
acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, including losses in revenues and damage to property, and the impact of severe weather conditions on the Company's ability to attract customers to certain of its facilities, such as the amount of losses and disruption to the Company as a result of Hurricane Sandy in late October 2012;

•	the effects of environmental and structural building conditions relating to the Company's properties;

•	access to insurance on reasonable terms for the Company's assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

In addition, the Company’s estimated financial performance for the Purchased Properties for the year ended December 31, 2013 constitute forward-looking statements and are based upon Caesars Entertainment’s preliminary internal estimates and best judgment of the performance of the Purchase Properties. These estimates for the year ended December 31, 2013 may be subject to adjustments in connection with the company’s routine year-end procedures. The Purchase Properties actual results for the year ended December 31, 2013 may differ materially from its current estimates. The preliminary financial data for the year ended December 31, 2013 for the Purchased Properties included on page 36 and has been prepared by, and is the responsibility of, management.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED SUMMARY OF OPERATIONS
(UNAUDITED)
(In millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Revenues
Casino	$1,412.0	$1,487.3	$5,808.8	$6,243.0
Food and beverage	360.8	350.9	1,510.0	1,507.6
Rooms	290.6	273.2	1,219.6	1,205.5
Management fees	14.7	12.8	57.0	47.3
Other	232.3	181.9	874.8	762.0
Reimbursable management costs	64.9	23.6	268.1	67.1
Less: casino promotional allowances	(296.9)	(314.8)	(1,178.6)	(1,252.1)
Net revenues	2,078.4	2,014.9	8,559.7	8,580.4
Operating expenses
Direct
Casino (a)	822.9	827.9	3,280.5	3,553.0
Food and beverage (a)	154.9	156.3	658.4	657.6
Rooms (a)	73.0	67.5	305.4	297.6
Property, general, administrative, and other (a)	575.8	514.0	2,168.6	2,043.5
Reimbursable management costs	64.9	23.6	268.1	67.1
Depreciation and amortization	132.0	180.6	565.2	714.4
Write-downs, reserves, and project opening costs, net of recoveries	59.7	42.8	104.4	99.7
Impairment of intangible and tangible assets	1,963.3	448.2	3,018.9	1,074.2
(Income)/loss on interests in non-consolidated affiliates	(2.8)	8.7	17.6	17.5
Corporate expense	47.1	49.8	161.4	195.0
Acquisition and integration costs	11.7	3.9	81.3	6.1
Amortization of intangible assets	40.1	45.0	164.5	174.6
Total operating expenses	3,942.6	2,368.3	10,794.3	8,900.3
Loss from operations	(1,864.2)	(353.4)	(2,234.6)	(319.9)
Interest expense	(575.3)	(526.0)	(2,253.0)	(2,100.3)
Gain/(loss) on early extinguishment of debt	(47.3)	56.5	(29.8)	136.0
Gain on partial sale of subsidiary	—	—	44.1	—
Other income, including interest income	4.9	6.1	13.8	25.5
Loss from continuing operations before income taxes	(2,481.9)	(816.8)	(4,459.5)	(2,258.7)
Income tax benefit	730.4	381.0	1,549.7	870.5
Loss from continuing operations, net of income taxes	(1,751.5)	(435.8)	(2,909.8)	(1,388.2)
Discontinued operations
Income/(loss) from discontinued operations	(0.5)	4.8	(29.8)	(64.5)
Income tax provision	—	(45.5)	(0.2)	(50.1)
Loss from discontinued operations, net of income taxes	(0.5)	(40.7)	(30.0)	(114.6)
Net loss	(1,752.0)	(476.5)	(2,939.8)	(1,502.8)
Less: net income attributable to noncontrolling interests	(4.9)	(3.8)	(8.4)	(5.3)
Net loss attributable to Caesars	(1,756.9)	(480.3)	(2,948.2)	(1,508.1)
Loss per share - basic and diluted
Loss per share from continuing operations	$(12.83)	$(3.51)	$(22.70)	$(11.12)
Loss per share from discontinued operations	—	(0.33)	(0.23)	(0.92)
Net loss per share	$(12.83)	$(3.84)	$(22.93)	$(12.04)
____________________

(a)	Property operating expenses are comprised of casino, food and beverage, rooms, and property, general, administrative and other expenses.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEETS
(UNAUDITED)
(In millions)

	As of December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$2,771.2	$1,757.5
Restricted cash (a)	87.5	833.6
Assets held for sale (b)	—	5.1
Other current assets	911.6	897.4
Total current assets	3,770.3	3,493.6
Property and equipment, net	13,237.9	15,701.7
Goodwill and other intangible assets	6,551.0	7,146.0
Restricted cash	336.8	364.6
Assets held for sale (b)	11.9	471.2
Other long-term assets	781.0	821.0
	$24,688.9	$27,998.1
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt (a)	$197.1	$879.9
Other current liabilities	2,333.7	1,708.4
Total current liabilities	2,530.8	2,588.3
Long-term debt	20,918.4	20,532.2
Liabilities held for sale (b)	—	52.1
Other long-term liabilities	3,143.5	5,157.1
	26,592.7	28,329.7
Total Caesars stockholders’ (deficit)/equity	(3,122.0)	(411.7)
Noncontrolling interests (c)	1,218.2	80.1
Total deficit	(1,903.8)	(331.6)
	$24,688.9	$27,998.1
____________________

(a)
The balance of restricted cash at December 31, 2012, includes $750.0 million of escrow proceeds related to the Company's December 13, 2012, bond offering and the related debt obligation is included in the current portion of long-term debt. Escrow conditions were met in February 2013, at which time the cash was released from restriction and the debt obligation was reclassified to long-term.

(b)
The balances as of December 31, 2013, relate to $11.9 million of non-current assets held for sale related to the pending sale of the Claridge Hotel Tower in Atlantic City, which was completed in February 2014. The balances as of December 31, 2012 related to the subsidiaries that held the Company's land concession in Macau.

(c)	The increase in noncontrolling interests is primarily related to the sale of CGP LLC units to CAC.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS ENTERTAINMENT CORPORATION TO PROPERTY EBITDA
(UNAUDITED)
Property EBITDA is presented as a supplemental measure of the Company's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in the Company's industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following tables reconcile net loss attributable to Caesars to Property EBITDA for the periods indicated.

	Three Months Ended December 31, 2013
(In millions)	Las Vegas	Atlantic Coast	Other U.S.	Managed, Int'l, and Other	Other Adjustments	Total
Net loss attributable to Caesars						$(1,756.9)
Net loss attributable to noncontrolling interests						4.9
Net loss						(1,752.0)
Loss from discontinued operations, net of income taxes						0.5
Loss from continuing operations, net of income taxes						(1,751.5)
Income tax provision						(730.4)
Loss from continuing operations before income taxes						(2,481.9)
Other income, including interest income						(4.9)
Loss on early extinguishment of debt						47.3
Interest expense						575.3
Income/(loss) from operations	$150.2	$(1,909.3)	$95.1	$(200.2)		(1,864.2)
Depreciation and amortization	58.9	28.0	36.3	8.8		132.0
Amortization of intangible assets	19.1	3.3	9.2	8.5		40.1
Intangible and tangible asset impairment charges	—	1,885.9	(9.8)	87.2		1,963.3
Write-downs, reserves, and project opening costs, net of recoveries	7.1	3.4	4.5	44.7		59.7
Acquisition and integration costs	—	—	—	11.7		11.7
Income on interests in non-consolidated affiliates	(0.1)	—	(0.1)	(2.6)		(2.8)
Corporate expense	—	—	—	47.1		47.1
EBITDA attributable to discontinued operations					$(0.5)	(0.5)
Property EBITDA	$235.2	$11.3	$135.2	$5.2	$(0.5)	$386.4

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA
(UNAUDITED)

	Three Months Ended December 31, 2012
(In millions)	Las Vegas	Atlantic Coast	Other U.S.	Managed, Int'l, and Other	Other Adjustments	Total
Net loss attributable to Caesars						$(480.3)
Net income attributable to noncontrolling interests						3.8
Net loss						(476.5)
Loss from discontinued operations, net of income taxes						40.7
Net loss from continuing operations, net of income taxes						(435.8)
Benefit for income taxes						(381.0)
Loss from continuing operations before income taxes						(816.8)
Other income, including interest income						(6.1)
Gains on early extinguishments of debt						(56.5)
Interest expense						526.0
Income/(loss) from operations	$118.4	$(477.0)	$149.6	$(144.5)		(353.4)
Depreciation and amortization	67.0	45.6	54.3	13.7		180.6
Amortization of intangible assets	19.0	4.0	9.3	12.7		45.0
Intangible and tangible asset impairment charges	—	450.0	(50.8)	49.0		448.2
Write-downs, reserves, and project opening costs, net of recoveries	12.8	6.0	2.1	21.9		42.8
Acquisition and integration costs	—	—	—	3.9		3.9
(Income)/loss on interests in non-consolidated affiliates	(0.4)	0.1	(0.2)	9.2		8.7
Corporate expense	—	—	—	49.8		49.8
EBITDA attributable to discontinued operations					$15.8	15.8
Property EBITDA	$216.7	$28.8	$164.3	$15.7	$15.8	$441.4

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA
(UNAUDITED)

	Year Ended December 31, 2013
(In millions)	Las Vegas	Atlantic Coast	Other U.S.	Managed, Int'l, and Other	Other Adjustments	Total
Net loss attributable to Caesars						$(2,948.2)
Net income attributable to noncontrolling interests						8.4
Net loss						(2,939.8)
Loss from discontinued operations, net of income taxes						30.0
Net loss from continuing operations, net of income taxes						(2,909.8)
Benefit for income taxes						(1,549.7)
Loss from continuing operations before income taxes						(4,459.5)
Other income, including interest income						(13.8)
Gain on partial sale of subsidiary						(44.1)
Loss on early extinguishments of debt						29.8
Interest expense						2,253.0
Income/(loss) from operations	$527.2	$(2,405.3)	$56.6	$(413.1)		(2,234.6)
Depreciation and amortization	233.7	131.2	166.4	33.9		565.2
Amortization of intangible assets	76.0	15.3	37.0	36.2		164.5
Intangible and tangible asset impairment charges	5.5	2,444.5	389.2	179.7		3,018.9
Write-downs, reserves, and project opening costs, net of recoveries	26.9	17.7	9.4	50.4		104.4
Acquisition and integration costs	—	—	—	81.3		81.3
(Income)/loss on interests in non-consolidated affiliates	(3.2)	—	(0.6)	21.4		17.6
Corporate expense	—	—	—	161.4		161.4
EBITDA attributable to discontinued operations					$(2.1)	(2.1)
Property EBITDA	$866.1	$203.4	$658.0	$151.2	$(2.1)	$1,876.6

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA
(UNAUDITED)

	Year Ended December 31, 2012
(In millions)	Las Vegas	Atlantic Coast	Other U.S.	Managed, Int'l, and Other	Other Adjustments	Total
Net loss attributable to Caesars						$(1,508.1)
Net income attributable to noncontrolling interests						5.3
Net loss						(1,502.8)
Loss from discontinued operations, net of income taxes						114.6
Net loss from continuing operations, net of income taxes						(1,388.2)
Benefit for income taxes						(870.5)
Loss from continuing operations before income taxes						(2,258.7)
Other income, including interest income						(25.5)
Gains on early extinguishments of debt						(136.0)
Interest expense						2,100.3
Income/(loss) from operations	$428.7	$(394.6)	$33.2	$(387.2)		(319.9)
Depreciation and amortization	268.2	179.7	211.9	54.5		714.4
Amortization of intangible assets	75.8	16.0	37.0	45.8		174.6
Intangible and tangible asset impairment charges	3.0	450.0	408.7	212.5		1,074.2
Write-downs, reserves, and project opening costs, net of recoveries	33.1	12.2	39.3	15.1		99.7
Acquisition and integration costs	—	—	—	6.1		6.1
(Income)/loss on interests in non-consolidated affiliates	(2.6)	2.2	(0.6)	18.5		17.5
Corporate expense	—	—	—	195.0		195.0
EBITDA attributable to discontinued operations					$66.5	66.5
Property EBITDA	$806.3	$265.6	$729.4	$160.3	$66.5	$2,028.1

CAESARS ENTERTAINMENT CORPORATION SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS ENTERTAINMENT CORPORATION TO
ADJUSTED EBITDA AND LTM ADJUSTED EBITDA-PRO FORMA
(UNAUDITED)
Adjusted EBITDA is defined as earnings before interest expense, income taxes, and depreciation and amortization ("EBITDA") further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing CEOC's secured credit facilities.
Last twelve months ("LTM") Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include Pro Forma adjustments related to properties and estimated cost savings yet-to-be-realized.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of the Company's performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company.
Because not all companies use identical calculations, the presentation of Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma may not be comparable to other similarly titled measures of other companies.
The following table reconciles net loss attributable to Caesars to Adjusted EBITDA for the three months ended December 31, 2013 and 2012.

(In millions)	2013	2012
Net loss attributable to Caesars	$(1,756.9)	$(480.3)
Interest expense, net of interest income	568.9	521.8
Income tax (benefit)/provision (a)	(730.4)	(335.5)
Depreciation and amortization (b)	175.3	239.2
EBITDA	(1,743.1)	(54.8)
Project opening costs, abandoned projects and development costs (c)	17.3	24.3
Acquisition and integration costs (d)	11.7	3.9
(Gain)/loss on early extinguishment of debt (e)	47.3	(56.5)
Net income/(loss) attributable to noncontrolling interests, net of (distributions) (f)	(4.9)	0.8
Impairment of intangible and tangible assets (g)	1,963.3	448.2
Non-cash expense for stock compensation benefits (h)	35.8	12.1
Gain on sale of discontinued operations (i)	—	(9.3)
Adjustments to include 100% of Baluma S.A.'s adjusted EBITDA (j)	9.7	—
Other items(k)	69.2	51.4
Adjusted EBITDA	$406.3	$420.1

The following table reconciles net loss attributable to Caesars to Adjusted EBITDA for the years ended December 31, 2013 and 2012, and net loss attributable to Caesars to LTM Adjusted EBITDA-Pro Forma for the year ended December 31, 2013.

(In millions)	2013	2012
Net loss attributable to Caesars	$(2,948.2)	$(1,508.1)
Interest expense, net of interest income	2,237.9	2,079.2
Income tax (benefit)/provision (a)	(1,549.5)	(820.4)
Depreciation and amortization (b)	742.7	931.1
EBITDA	(1,517.1)	681.8
Project opening costs, abandoned projects and development costs (c)	61.0	65.2
Acquisition and integration costs (d)	81.3	6.1
(Gain)/loss on early extinguishment of debt (e)	29.8	(136.0)
Net loss attributable to noncontrolling interests, net of (distributions) (f)	(2.7)	(3.3)
Impairment of intangible and tangible assets (g)	3,030.5	1,175.2
Non-cash expense for stock compensation benefits (h)	53.9	55.1
Adjustments for recoveries from insurance claims for flood losses(i)	—	(6.6)
(Gain)/loss on sale of discontinued operations (k)	0.7	(9.3)
Gain on sale on partial sale of subsidiary (l)	(44.1)	—
Adjustments to include 100% of Baluma S.A.'s adjusted EBITDA (j)	9.0	—
Other items(m)	152.2	109.5
Adjusted EBITDA	1,854.5	$1,937.7
Pro Forma adjustments related to properties (n)	5.6
Pro Forma adjustment for estimated cost savings yet-to-be-realized (o)	91.4
LTM Adjusted EBITDA-Pro Forma	$1,951.5
 ____________________

(a)
Amounts include the provision for income taxes related to discontinued operations of $45.5 million for the three months ended December 31, 2012, and the provision for income taxes related to discontinued operations of $0.2 million and $50.1 million for the year ended December 31, 2013 and 2012, respectively. There was no provision for income taxes related to discontinued operations for the three months ended December 31, 2013.

(b)
Amounts include depreciation and amortization related to discontinued operations of $9.9 million for the three months ended December 31, 2012, and depreciation and amortization related to discontinued operations of $0.2 million and $29.0 million for the year ended December 31, 2013 and 2012, respectively. There was no depreciation and amortization related to discontinued operations for the three months ended December 31, 2013.

(c)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects. Amounts include reserves related to the closure of Alea Leeds in March 2013 which are included in loss from discontinued operations of $15.8 million for the year ended December 31, 2013.There were no reserves related to discontinued operations for the three months ended December 31, 2013 and 2012 or for the year ended December 31, 2012.

(d)	Amounts include certain costs associated with acquisition and development activities and reorganization activities which are infrequently occurring costs.

(e)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(f)
Amounts represent minority owners’ share of income/(loss) from the Company's majority-owned consolidated subsidiaries, net of cash distributions to minority owners, which is a non-cash item as it excludes any cash distributions.

(g)
Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic conditions. Amounts include impairment charges related to discontinued operations of $11.6 million and $101.0 million for the year ended December 31, 2013 and 2012, respectively. There were no impairment charges related to discontinued operations for the three months ended December 31, 2013 and 2012.

(h)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to the Company's employees.

(i)	Amounts represent adjustments for insurance claims related to lost profits during the floods that occurred in 2011.

(j)
Amounts represent adjustments to include 100% of Baluma S.A. (Punta del Este) adjusted EBITDA as permitted under the indentures governing CEOC's existing notes and the credit agreement governing CEOC's senior secured credit facilities.

(k)	Amount represents the gain recognized on the sale of the Harrah's St. Louis casino.

(l)	Amounts represent the gain recognized on the sale of 45% of Baluma S.A. (Punta del Este) to Enjoy S.A.

(m)
Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA-Pro Forma but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, business optimization expenses, the Company's insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, one time sales tax assessments and accruals, project start-up costs, and non-cash equity in earnings of non-consolidated affiliates (net of distributions).

(n)
Amounts represent the estimated annualized impact of operating results related to newly completed construction projects, combined with the estimated annualized EBITDA impact associated with properties acquired during the period.

(o)	Amount represents adjustments to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from profitability improvement and cost-savings programs.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
TO PROPERTY EBITDA
(UNAUDITED)
Property EBITDA is presented as a supplemental measure of CEOC's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of CEOC's ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that in the future, CEOC may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that CEOC's future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in the Company's industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is presented because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following tables reconcile net loss attributable to CEOC to Property EBITDA for the periods indicated on a regional view, Other Adjustments includes the impact of discontinued operation and CEOC's adjustments related to the continued consolidations of the LINQ and Octavius tower post transfer to CERP.

	Three Months Ended December 31, 2013
(In millions)	Las Vegas	Atlantic Coast	Other U.S.	Managed, Int'l, and Other	Other Adjustments	Total
Net loss attributable to CEOC						$(1,049.0)
Net loss attributable to noncontrolling interests						1.6
Net loss						(1,047.4)
Loss from discontinued operations, net of income taxes						0.5
Loss from continuing operations, net of income taxes						(1,046.9)
Income tax provision						(400.1)
Loss from continuing operations before income taxes						(1,447.0)
Other income, including interest income						(7.9)
Loss on early extinguishment of debt						2.2
Interest expense						582.9
Income/(loss) from operations	$91.1	$(877.0)	$92.5	$(176.4)		(869.8)
Depreciation and amortization	26.6	18.1	34.9	16.7		96.3
Amortization of intangible assets	8.2	2.2	6.3	4.6		21.3
Impairment of intangible and tangible assets	—	857.9	(9.8)	87.2		935.3
Write-downs, reserves, and project opening costs, net of recoveries	2.8	1.7	4.4	44.3		53.2
Acquisition and integration costs	—	—	—	(7.1)		(7.1)
Income on interests in non-consolidated affiliates	—	—	0.1	(2.4)		(2.3)
Corporate expense	—	—	—	45.5		45.5
EBITDA attributable to discontinued operations					$(0.5)	(0.5)
Property EBITDA	$128.7	$2.9	$128.4	$12.4	$(0.5)	$271.9

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
TO PROPERTY EBITDA
(UNAUDITED)

	Three Months Ended December 31, 2012
(In millions)	Las Vegas	Atlantic Coast	Other U.S.	Managed, Int'l, and Other	Other Adjustments	Total
Net loss attributable to CEOC						$(506.2)
Net income attributable to noncontrolling interests						2.7
Net loss						(503.5)
Loss from discontinued operations, net of income taxes						45.1
Net loss from continuing operations, net of income taxes						(458.4)
Benefit for income taxes						(389.9)
Loss from continuing operations before income taxes						(848.3)
Other income, including interest income						(2.5)
Interest expense						506.9
Income/(loss) from operations	$76.8	$(472.1)	$155.1	$(103.7)		(343.9)
Depreciation and amortization	40.6	32.4	52.5	13.4		138.9
Amortization of intangible assets	8.2	3.0	6.3	9.7		27.2
Intangible and tangible asset impairment charges	—	449.4	(58.7)	49.0		439.7
Write-downs, reserves, and project opening costs, net of recoveries	9.7	4.9	2.1	4.7		21.4
Acquisition and integration costs	—	—	—	3.9		3.9
(Income)/loss on interests in non-consolidated affiliates	—	—	(0.2)	9.2		9.0
Corporate expense	—	—	—	37.9		37.9
EBITDA attributable to discontinued operations					$15.8	15.8
Property EBITDA	$135.3	$17.6	$157.1	$24.1	$15.8	$349.9

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
TO PROPERTY EBITDA
(UNAUDITED)

	Year Ended December 31, 2013
(In millions)	Las Vegas	Atlantic Coast	Other U.S.	Managed, Int'l, and Other	Other Adjustments	Total
Net loss attributable to CEOC						$(2,875.5)
Net income attributable to noncontrolling interests						4.3
Net loss						(2,871.2)
Loss from discontinued operations, net of income taxes						11.7
Net loss from continuing operations, net of income taxes						(2,859.5)
Benefit for income taxes						(682.9)
Loss from continuing operations before income taxes						(3,542.4)
Other income, including interest income						(15.3)
Gain on partial sale of subsidiary						(44.1)
Loss on early extinguishment of debt						32.1
Interest expense						2,146.3
Income/(loss) from operations	$252.9	$(1,370.4)	$33.1	$(339.0)		(1,423.4)
Depreciation and amortization	144.0	89.4	161.9	40.1		435.4
Amortization of intangible assets	32.7	11.1	25.3	21.0		90.1
Intangible and tangible asset impairment charges	—	1,394.7	389.2	179.7		1,963.6
Write-downs, reserves, and project opening costs, net of recoveries	23.6	8.8	9.4	50.1		91.9
Acquisition and integration costs	—	—	—	13.4		13.4
(Income)/loss on interests in non-consolidated affiliates	—	—	(0.6)	21.3		20.7
Corporate expense	—	—	—	138.2		138.2
EBITDA attributable to discontinued operations					$(2.1)	(2.1)
Property EBITDA	$453.2	$133.6	$618.3	$124.8	$(2.1)	$1,327.8

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
TO PROPERTY EBITDA
(UNAUDITED)

	Year Ended December 31, 2012
(In millions)	Las Vegas	Atlantic Coast	Other U.S.	Managed, Int'l, and Other	Other Adjustments	Total
Net loss attributable to CEOC						$(1,705.8)
Net income attributable to noncontrolling interests						4.4
Net loss						(1,701.4)
Loss from discontinued operations, net of income taxes						132.9
Net loss from continuing operations, net of income taxes						(1,568.5)
Benefit for income taxes						(954.7)
Loss from continuing operations before income taxes						(2,523.2)
Other income, including interest income						(14.3)
Loss on early extinguishment of debt						39.9
Interest expense						2,001.8
Income/(loss) from operations	$220.3	$(424.2)	$19.4	$(311.3)		(495.8)
Depreciation and amortization	166.3	129.1	204.9	53.6		553.9
Amortization of intangible assets	32.7	11.8	25.3	35.9		105.7
Intangible and tangible asset impairment charges	—	447.4	400.7	206.0		1,054.1
Write-downs, reserves, and project opening costs, net of recoveries	24.0	10.6	39.3	(8.2)		65.7
Acquisition and integration costs	—	—	—	5.8		5.8
(Income)/loss on interests in non-consolidated affiliates	—	1.1	(0.6)	18.4		18.9
Corporate expense	—	—	—	157.8		157.8
EBITDA attributable to discontinued operations					$66.5	66.5
Property EBITDA	$443.3	$175.8	$689.0	$158.0	$66.5	$1,532.6

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
TO ADJUSTED EBITDA, LTM ADJUSTED EBITDA-PRO FORMA AND
LTM ADJUSTED EBITDA-PRO FORMA - CEOC RESTRICTED
(UNAUDITED)
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing the CEOC credit facility.
LTM Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include Pro Forma adjustments related to properties and estimated cost savings yet-to-be-realized.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of CEOC's performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of CEOC.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma include the results and adjustments of CEOC on a consolidated basis without the exclusion of CEOC's unrestricted subsidiaries, and therefore, are different than the calculations used to determine compliance with debt covenants under the credit facility. The reconciliation of net loss attributable to CEOC to LTM Adjusted EBITDA-Pro Forma on the following page includes an additional calculation to exclude LTM Adjusted EBITDA-Pro Forma of the unrestricted subsidiaries of CEOC resulting in an amount used to determine compliance with debt covenants ("LTM Adjusted EBITDA-Pro Forma - CEOC Restricted").
Because not all companies use identical calculations, the presentation of CEOC's Adjusted EBITDA, LTM Adjusted EBITDA-Pro Forma, and LTM Adjusted EBITDA-Pro Forma - CEOC Restricted may not be comparable to other similarly titled measures of other companies.
The following table reconciles net loss attributable to CEOC to Adjusted EBITDA for the three months ended December 31, 2013 and 2012:

(In millions)	2013	2012
Net loss attributable to CEOC	$(1,049.0)	$(506.2)
Interest expense, net of interest income	577.7	503.4
Income tax (benefit)/provision (a)	(400.1)	(344.9)
Depreciation and amortization (b)	120.8	179.7
EBITDA	(750.6)	(168.0)
Project opening costs, abandoned projects and development costs (c)	23.8	6.4
Acquisition and integration costs (d)	(7.1)	3.9
Loss on early extinguishment of debt (e)	2.2	—
Loss attributable to noncontrolling interests, net of distributions (f)	(8.1)	(0.3)
Impairment of intangible and tangible assets (g)	935.6	439.7
Non-cash expense for stock compensation benefits (h)	19.1	9.5
Gain on sale of discontinued operations (k)	—	(9.3)
Adjustments to include 100% of Baluma S.A.'s adjusted EBITDA (j)	9.7	—
Other items (m)	57.3	39.4
Other adjustments for failed sale impact	(5.6)	—
Adjusted EBITDA	$276.3	$321.3

The following table reconciles net loss attributable to CEOC to Adjusted EBITDA for the years ended December 31, 2013 and 2012, and net loss attributable to CEOC to LTM Adjusted EBITDA-Pro Forma and LTM adjusted EBITDA-Pro Forma - CEOC Restricted for the year ended December 31, 2013.

(In millions)	2013	2012
Net loss attributable to CEOC	$(2,875.5)	$(1,705.8)
Interest expense, net of interest income	2,129.8	1,982.3
Benefit for income taxes (a)	(680.3)	(907.1)
Depreciation and amortization (b)	538.6	701.7
EBITDA	(887.4)	71.1
Project opening costs, abandoned projects and development costs (c)	67.1	41.2
Acquisition and integration costs (d)	13.4	5.8
Loss on early extinguishment of debt (e)	32.1	39.9
Net loss attributable to noncontrolling interests, net of (distributions) (f)	(6.7)	(4.2)
Impairments of intangible and tangible assets (g)	1,954.4	1,175.9
Non-cash expense for stock compensation benefits (h)	34.4	33.4
Adjustments for recoveries from insurance claims for flood losses (i)	—	(6.6)
Loss/(gain) on sale of discontinued operations (k)	0.7	(9.3)
Gain on sale on partial sale of subsidiary (l)	(44.1)	—
Adjustments to include 100% of Baluma S.A.'s adjusted EBITDA (j)	9.0	—
Other items (m)	96.3	63.9
Other adjustments for failed sale impact	(5.6)	—
Adjusted EBITDA	1,263.6	$1,411.1
Pro Forma adjustments related to properties (n)	5.6
Pro Forma adjustment for estimated cost savings yet-to-be-realized (o)	74.8
LTM Adjusted EBITDA-Pro Forma	1,344.0
LTM Adjusted EBITDA-Pro Forma of CEOC's unrestricted subsidiaries	(99.6)
LTM Adjusted EBITDA-Pro Forma - CEOC Restricted	$1,244.4
 ____________________

(a)
Amounts include the provision for income taxes related to discontinued operations of $45.5 million for the three months ended December 31, 2012, and the provision for income taxes related to discontinued operations of $0.2 million and $50.1 million for the year ended December 31, 2013 and 2012, respectively. There was no provision for income taxes related to discontinued operations for the three months ended December 31, 2013.

(b)
Amounts include depreciation and amortization related to discontinued operations of $9.9 million for the three months ended December 31, 2012, and depreciation and amortization related to discontinued operations of $0.2 million and $29.0 million for the year ended December 31, 2013 and 2012, respectively. There was $0.0 million depreciation and amortization related to discontinued operations for the three months ended December 31, 2013.

(c)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects. Amounts include reserves related to the closure of Alea Leeds in March 2013, which are included in loss from discontinued operations of $15.8 million for the year ended December 31, 2013.There were no reserves related to discontinued operations for the three months ended December 31, 2013 and 2012 or for the year ended December 31, 2012.

(d)	Amounts include certain costs associated with acquisition and development activities and reorganization activities which are infrequently occurring costs.

(e)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(f)
Amounts represent minority owners’ share of income/(loss) from the Company's majority-owned consolidated subsidiaries, net of cash distributions to minority owners, which is a non-cash item as it excludes any cash distributions.

(g)
Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic conditions, includes the follow amounts related to discontinued operations: an impairment charge of $0.3 million for the three months ended December 31, 2013, an impairment recovery of $9.2 million for the year ended December 31, 2013, and an impairment charge of $121.8 million for the year ended December 31, 2012. There were no impairment charges related to discontinued operations for the three months ended December 31, 2012.

(h)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to the Company's employees.

(i)	Amounts represent adjustments for insurance claims related to lost profits during the floods that occurred in 2011.

(j)
Amounts represent adjustments to include 100% of Baluma S.A. (Punta del Este) adjusted EBITDA as permitted under the indentures governing CEOC's existing notes and the credit agreement governing CEOC's senior secured credit facilities.

(k)	Amount represents the gain recognized on the sale of the Harrah's St. Louis casino.

(l)	Amounts represent the gain recognized on the sale of 45% of Baluma S.A. (Punta del Este) to Enjoy S.A.

(m)
Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA-Pro Forma but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, business optimization expenses, the Company's insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, one time sales tax assessments and accruals, project start-up costs, and non-cash equity in earnings of non-consolidated affiliates (net of distributions),

(n)
Amounts represent the estimated annualized impact of operating results related to newly completed construction projects, combined with the estimated annualized EBITDA impact associated with properties acquired during the period.

(o)	Amount represents adjustments to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from profitability improvement and cost-savings programs.

CAESARS ENTERTAINMENT RESORT PROPERTIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) TO PROPERTY EBITDA
(UNAUDITED)
Property EBITDA is presented as a supplemental measure of CERP's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income before (i) interest expense, net of interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of our ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following table reconciles net income to Property EBITDA:

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2013	2012	2013	2012
Net income/(loss)	$(712.3)	$6.8	$(654.7)	$43.4
Income tax (benefit)/provision	(418.8)	7.8	(392.8)	21.9
Income/(loss) before income taxes	(1,131.1)	14.6	(1,047.5)	65.3
Other income, including interest income	—	(0.2)	(0.1)	(1.0)
(Gain)/loss on early extinguishment of debt	37.1	(56.5)	(15.3)	(135.0)
Interest expense	101.8	55.0	259.6	231.8
Income from operations	(992.2)	12.9	(803.3)	161.1
Depreciation and amortization	38.4	47.8	156.9	192.8
Amortization of intangible assets	14.8	14.7	59.1	59.0
Impairment of intangible and tangible assets	1,028.0	—	1,057.9	3.0
Write-downs, reserves, and project opening costs, net of recoveries	4.7	7.8	15.4	21.5
Income on interests in non-consolidated affiliates	(0.2)	(0.3)	(3.2)	(1.4)
Corporate expense	10.5	23.6	47.3	80.3
Property EBITDA	$104.0	$106.5	$530.1	$516.3

CAESARS ENTERTAINMENT RESORT PROPERTIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) TO
ADJUSTED EBITDA AND LTM ADJUSTED EBITDA-PRO FORMA
(UNAUDITED)
LTM Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include Pro Forma adjustments related to properties and estimated cost savings yet-to-be-realized.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of CERPs performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of CERP.
Because not all companies use identical calculations, the presentation of CERP's Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma may not be comparable to other similarly titled measures of other companies.
The following table reconciles net income/(loss) to Adjusted EBITDA for the three months ended December 31, 2013 and 2012.

	Three Months Ended December 31,
(In millions)	2013	2012
Net income/(loss)	$(712.3)	$6.8
Interest expense, net of interest income	101.8	54.8
Income tax (benefit)/provision	(418.8)	7.8
Depreciation and amortization	53.2	62.5
EBITDA	(976.1)	131.9
Project opening costs, abandoned projects and development costs (a)	4.7	4.4
Gain on early extinguishment of debt (b)	37.1	(56.5)
Impairment of intangible and tangible assets (c)	1,028.0	—
Non-cash expense for stock compensation benefits (d)	0.4	1.9
Other items (e)	0.7	6.6
Adjusted EBITDA	$94.8	$88.3

The following table reconciles net income to Adjusted EBITDA for the periods indicated, and reconciles net income to LTM Adjusted EBITDA-Pro Forma for the last twelve months ended December 31, 2013.

	Years Ended December 31,
(In millions)	2013	2012
Net income	$(654.7)	$43.4
Interest expense, net of interest income	259.5	230.8
Income tax (benefit)/provision	(392.8)	21.9
Depreciation and amortization	216.0	251.8
EBITDA	(572.0)	547.9
Project opening costs, abandoned projects and development costs (a)	9.5	6.3
Gain on early extinguishment of debt (b)	(15.3)	(135.0)
Impairments of intangible and tangible assets (c)	1,057.9	3.0
Non-cash expense for stock compensation benefits (d)	0.9	1.1
Other items (e)	12.2	26.2
Adjusted EBITDA	$493.2	$449.5
Pro Forma adjustment for estimated cost savings yet-to-be-realized (f)	16.1
Pro Forma adjustment for annualized resort fees (g)	2.7
Pro Forma adjustment for end of the Linq and Quad disruption (h)	$8.5
Pro Forma adjustment for Caesars Linq LLC(i)	99.0
LTM Adjusted EBITDA-Pro Forma	$619.5
 ____________________

(a)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.

(b)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(c)	Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic conditions.

(d)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to CERP's employees.

(e)
Amounts represent add-backs and deductions from EBITDA included in arriving at LTM Adjusted EBITDA-Pro Forma but not separately identified. Such add-backs and deductions include severance and relocation, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, and non-cash equity in earnings of non-consolidated affiliates (net of distributions).

(f)	Amount represents adjustments to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from profitability improvement and cost-savings programs.

(g)
Represents incremental adjusted EBITDA attributable to the annualized run rate impact of adjusted EBITDA of resort fees introduced for Las Vegas casino properties on March 1, 2013, based on actual resort fees received.

(h)
Represents the estimated incremental adjusted EBITDA attributable to the projected recovery of lost adjusted EBITDA due to visitation reduction to Harrah's Las Vegas and the Flamingo due to construction at the Quad and the Linq.

(i)
As per the credit agreement, consists of a proforma add back of the lower of $24.8 million per quarter or the difference between recognized adjusted EBITDA and $24.8 million per quarter. Caesars Linq LLC had no adjusted EBITDA during the year ended 2013.

CAESARS GROWTH PARTNERS, LLC
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS GROWTH PARTNERS, LLC TO PROPERTY EBITDA
(UNAUDITED)
Property EBITDA is presented as a supplemental measure of CGP LLC's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of CGP LLC's ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that in the future, CGP LLC may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that CGP LLC's future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in CGP LLC's and in the Company's industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is presented because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following tables reconcile net income/(loss) attributable to CGP LLC to Property EBITDA for the periods indicated.

	Consolidated	Combined
(In millions)	October 22, 2013 through December 31, 2013	January 1, 2013 through October 21, 2013	Year Ended December 31, 2012
Net income/(loss) attributable to CGP LLC	$(127.5)	$95.2	$126.8
Net (income)/loss attributable to noncontrolling interests	(4.6)	(3.3)	0.6
Net (income)/loss, net of income taxes	(132.1)	91.9	127.4
Provision for income taxes	2.6	50.3	66.4
Income/(loss) before income taxes	(129.5)	142.2	193.8
Other income, including interest income	(35.8)	(138.8)	(147.0)
Loss on early extinguishment of debt	0.9	0.7	—
Interest expense	11.9	39.7	41.7
Income/(loss) from operations	(152.5)	43.8	88.5
Depreciation and amortization	8.8	35.1	32.2
Write-downs, reserves, and project opening costs, net of recoveries	2.0	1.0	5.5
Transaction costs	14.6	—	—
Change in fair value of contingently issuable membership units	138.7	—	—
Change in fair value of contingent consideration	2.9	50.0	—
Acquisition and integration costs	0.1	0.5	4.1
Property EBITDA	$14.6	$130.4	$130.3

CAESARS GROWTH PARTNERS, LLC
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) TO
ADJUSTED EBITDA AND LTM ADJUSTED EBITDA-PRO FORMA
(UNAUDITED)
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of CGP LLC's performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of CGP LLC.
Because not all companies use identical calculations, the presentation of CGP LLC's Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma may not be comparable to other similarly titled measures of other companies.

	Consolidated	Combined
(In millions)	October 22, 2013 through December 31, 2013	January 1, 2013 through October 21, 2013	Year Ended December 31, 2012
Net income/(loss) attributable to CGP LLC	$(127.5)	$95.2	$126.8
Interest expense from related party, net of interest income	(23.9)	(98.8)	(103.4)
Provision for income taxes	2.6	50.3	66.4
Depreciation and amortization	8.8	35.1	32.2
EBITDA	(140.0)	81.8	122.0
Project opening costs, abandoned projects and development costs (a)	2.0	1.0	5.5
Loss on early extinguishment of debt (b)	0.9	0.7	—
Net income/(loss) attributable to noncontrolling interest	(4.6)	(3.3)	0.6
Change in fair value of contingently issuable membership units	138.7	—	—
Change in fair value of contingent consideration	2.9	50.0	—
Acquisition and integration costs	0.1	0.5	4.1
Non-cash expense for stock compensation benefits (d)	17.8	13.2	11.4
Other items (e)	15.0	2.0	1.7
Adjusted EBITDA	$32.8	$145.9	$145.3
____________________

(a)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.

(b)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(c)	Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic conditions.

(d)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to CGP's employees.

(e)
Amounts represent add-backs and deductions from EBITDA included in arriving at LTM Adjusted EBITDA-Pro Forma but not separately identified. Such add-backs and deductions include severance and relocation, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, and non-cash equity in earnings of non-consolidated affiliates (net of distributions).

(f)	Amount represents adjustments to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from profitability improvement and cost-savings programs.

SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS TO PROPERTY EBITDA FOR THE COMBINATION OF:
HARRAH'S NEW ORLEANS
THE QUAD
BALLY'S LAS VEGAS
THE CROMWELL
(UNAUDITED)

JCC Holding Company II, LLC and its subsidiaries (collectively known as "Harrah's New Orleans"), 3535 LV Corporation ("The Quad"), Parball Corporation and its subsidiaries (collectively known as "Bally's Las Vegas") and Corner Investment Company, LLC and its subsidiaries, (collectively known as "The Cromwell") are direct wholly-owned subsidiaries of Caesars Entertainment Operating Company, Inc. (“CEOC”), which is a direct wholly-owned subsidiary of Caesars Entertainment Corporation (“Caesars”).
Harrah's New Orleans owns and operates an entertainment facility located in downtown New Orleans, Louisiana, composed of one casino, a hotel, multiple restaurants, and retail outlets. The Quad and Bally's Las Vegas each own and operate entertainment facilities located on Las Vegas Boulevard, in Las Vegas, Nevada. The Cromwell is currently a development project that is renovating the casino and hotel space on Las Vegas Boulevard, which had previously operated as Bill's Gamblin' Hall and Saloon. The Cromwell is expected to open in May 2014.
Harrah's New Orleans, The Quad, Bally's Las Vegas, and The Cromwell are herein referred to as the "Purchased Properties".

Caesars executed a Transaction Agreement dated March 1, 2014, pursuant to which, for the consideration set forth in the Transaction Agreement, CEOC will sell to Caesars Growth Partners, LLC (a joint venture between Caesars and Caesars Acquisition Company) the Purchased Properties and enter into the other agreements and transactions contemplated by the Transaction Agreement. While we have not yet completed the financial statements for the Purchased Properties for the year ended December 31, 2013, set forth below are expected financial results. Additionally, the table below provides a reconciliation of estimated net income attributable to the Purchased Properties, its most comparable measure in accordance with GAAP, to estimated Adjusted EBITDA for the year ended December 31, 2013.

	2013 (Estimated Range)
(In millions)	Low	High
Casino revenues	$470.0	$500.0
Net revenues	680.0	720.0
Adjusted EBITDA	145.0	175.0

Net income attributable to Purchased Properties	$2.0	$68.0
Interest expense, net of interest capitalized and interest income	33.0	26.0
Provision for income taxes	24.0	16.0
Depreciation and amortization	62.0	52.0
EBITDA	121.0	162.0
Project opening costs, abandoned projects and development costs	7.0	3.0
Non-cash expense for stock compensation benefits	2.0	—
Other non-recurring or non-cash items	15.0	10.0
Adjusted EBITDA	$145.0	$175.0

The amounts above exclude any management fees that will be charged to the Purchased Properties in connection with management agreements to be entered into pursuant to the Transaction Agreement, as such management fees were not charged to the Purchased Properties during 2013. These management fees are expected to include a base fee of 2% of net operating revenues, and an incentive fee of 5% of EBITDA. Under the Transaction Agreement, Caesars Growth Partners, LLC will purchase 50% of the management fees and 50% will be retained by CEOC or its subsidiaries.